                                                                    Exhibit 23.1

         Consent of Independent Registered Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Global
Signal Inc. for the registration of $1,000,000,000 of its common stock, preferred stock, depositary shares, debt securities, and warrants and to the incorporation by reference therein of our reports dated March 28, 2005 except for the last paragraph of footnote 19, as to which the date is March 30, 2005, with respect to the consolidated financial statements and schedules of Global
Signal Inc. included in its Annual Report (Form 10-K) for the year ended
December 31, 2004, filed with the Securities and Exchange Commission.

                                            /s/ Ernst & Young LLP

Tampa, Florida
June 3, 2005